Exhibit 99.1

Contact:	Jennifer Cook Williams Senior Director, Investor Relations Corgentech Inc. 650-624-9600 investors@corgentech.com

CORGENTECH ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

Management Will Host Conference Call at 4:30 p.m. EDT

SOUTH SAN FRANCISCO, CA – April 27, 2005 — Corgentech Inc. (Nasdaq: CGTK) today reported financial results for the first quarter ended March 31, 2005.

“We have acted quickly to cut expenses given the failure of E2F Decoy, and we are focusing on other exciting product candidates, which address large proven markets with significant unmet medical needs,” said John P. McLaughlin, Corgentech’s president and chief executive officer. “Our NF-kappaB (NF-kB) Decoy will enter the clinic in the very near future to evaluate its potential to treat eczema, a condition that afflicts approximately 15 million adults in the U.S., and we expect to initiate a second eczema trial outside the United States later this quarter. These two trials are designed to demonstrate proof-of-concept, with data from both expected by early 2006.”

“With over $100 million in cash resources as of March 31, 2005, reduced spending and a commitment to creating value for our stockholders, we have the financial means and development capabilities to advance product candidates through our own pipeline, and we also intend to be opportunistic about considering in-licensing opportunities that may augment our product pipeline,” continued McLaughlin.

First Quarter 2005 Financial Results

Revenue in the first quarter of 2005 was $5.5 million compared to $7.7 million for the first quarter of 2004. Revenue for both periods consisted of the reimbursement of development costs from Bristol-Myers Squibb and the amortization of the initial non-refundable, up-front license payment of $25.0 million received from Bristol-Myers Squibb in connection with the collaboration to jointly develop and commercialize E2F Decoy. On March 29, 2005, Bristol-Myers notified the company that it had terminated the collaboration.

Total operating expenses were $19.9 million in the first quarter of 2005, compared to $14.5 million in the first quarter of 2004. The increase in operating expenses was due to the initiation of a clinical trial program with NF-kB Decoy for the treatment of eczema, continued spending on our research in inflammatory diseases, cancer and infectious disease, as well as expenses related to the completion of the Phase 3 clinical trial of E2F Decoy in coronary artery bypass graft (CABG) surgery.

For the first quarter of 2005, the net loss was $13.8 million, or $0.50 per share, versus a net loss of $6.6 million, or $0.42 per share in the first quarter of 2004.

As of March 31, 2005, cash, cash equivalents and short-term investments were $101.4 million, compared to $115.2 million at December 31, 2004.

Financial Outlook for 2005

On April 19, 2005, the company announced that it would be reducing its workforce by 45 percent and therefore expects a reduction in future operating expenses after the restructuring of approximately $6.7 million annually. Corgentech offers the following financial guidance for 2005:

Revenue: The company will reflect the final reimbursement of development expenses and an acceleration of the amortization of the initial up-front payment from the collaboration with Bristol-Myers Squibb so anticipates revenue in the second and third quarters of 2005 of approximately $8 million and $7 million, respectively. At this time, the company does not expect any additional revenue in 2005.

Net Loss: The company expects to report a net loss for the year in the range of $30 million to $32 million. This net loss includes a one-time restructuring charge related to cost cutting measures of approximately $1.3 million which will occur in the second quarter of 2005. By the third quarter, the full effect of the workforce reduction should be in place and we anticipate that cash use per quarter will be approximately $9.0 million for the third and fourth quarters of 2005.

Cash and Investments: The company expects to end 2005 with cash, cash equivalents and investments of approximately $75 million. Absent unplanned future expenses, such as potential in-licensing opportunities, the $75 million should allow the company to continue operations well into 2007.

Conference Call Details

Corgentech will conduct a webcast conference call with the investment community at 4:30 p.m. EDT/ 1:30 p.m. PDT, today, April 27, 2005 during which time multiple members of the Corgentech management team will review the company’s progress in each of its clinical and research programs and discuss the financial outlook. The call will be available via live audio broadcast over the Internet on the Corgentech website at www.corgentech.com from the Investor Information page. Slides will also be available for those who will be participating via the Internet. For those unable to participate via the Internet, a 24-hour replay will be available for seven days after the call by calling (800) 642-1687 (international dial: (706) 645-9291) and giving the following pass code: 5644263. The webcast will be available until the company’s next quarterly financial results conference call.

About Corgentech

Corgentech is a biopharmaceutical company focused on the development and commercialization of DNA-based novel therapeutics for significant unmet medical needs. We are creating a pipeline of novel therapeutics focused initially on the treatment of inflammatory diseases, infectious diseases and cancer. For more information on the company and its technologies, please visit www.corgentech.com.

Forward-Looking Statements

This press release contains forward-looking statements, including without limitation all statements related to progress with developing product candidates. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the development of TF Decoys and aptamers and other risks detailed in relevant filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Corgentech undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

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~financial statements to follow~

Corgentech Inc.

Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2005	2004
	(unaudited)	(unaudited)
Contract revenue	$5,488	$7,749
Operating expenses:
Research and development	15,990	12,107
General and administrative	3,881	2,439

Total operating expenses	19,871	14,546

Loss from operations	(14,383)	(6,797)
Interest and other income, net	571	232

Net loss	$(13,812)	$(6,565)

Basic and diluted net loss per common share	$(0.50)	$(0.42)

Shares used to compute basic and diluted net loss per common share	27,595,453	15,748,546

Corgentech Inc.

Condensed Balance Sheets

(In thousands)

	March 31, 2005	December 31, 2004
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$101,369	$115,178
Other current assets	8,087	11,137

Total current assets	109,456	126,315

Property and equipment, net	3,316	3,492
Other assets, non-current	782	1,741

Total assets	$113,554	$131,548

Liabilities and stockholders’ equity
Current liabilities	$19,221	$17,898
Long term obligations	522	8,516
Total stockholders’ equity	93,811	105,134

Total liabilities and stockholders’ equity	$113,554	$131,548

(Note): Derived from audited financial statements at that date and period.